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                                                                    Exhibit 99.1


                    Contact: John McLaughlin, Chief Financial Officer of Harveys Casino Resorts at:
                              (775) 588-2411


For Immediate Release:
---------------------
9:15 a.m., EST, December 14, 2000


    HARVEYS CASINO RESORTS POSTPONES OFFERING AND TERMINATES TENDER OFFERS

     Lake Tahoe, Nevada - Harveys Casino Resorts announced today that it has postponed the previously announced private financing effort for the acquisition of Pinnacle Entertainment, Inc. (f/k/a Hollywood Park, Inc.). The merger agreement relating to such acquisition has not been terminated, and remains in full force and effect. Harveys intends to continue to evaluate the prospects for the transaction, but cannot assure that a transaction will be consummated.

     As a result, Harveys is terminating the cash tender offers and consent solicitations by its subsidiaries, with respect to approximately $150 million of Harvey's 10-5/8% Senior Subordinated Notes due 2006, approximately $350 million of Pinnacle's 9-1/4% Senior Subordinated Notes due 2007 and approximately $125 million of Pinnacle's 9-1/2% Senior Subordinated Notes due 2007.

    Founded in 1944 by Harvey and Llewellyn Gross, Harveys Casino Resorts wholly owns and operates Harveys Resort Hotel/Casino, a AAA Four-Diamond full-service resort at Lake Tahoe, Nevada; Harveys Wagon Wheel Hotel/Casino in Central City, Colorado, and Harveys Casino Hotel in Council Bluffs, Iowa. Harveys Casino Resorts also manages Bluffs Run Casino in Council Bluffs, Iowa.

    This press release contains "forward-looking statements," as defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, with respect to Harveys' business and its expectations or beliefs concerning future events. These statements may include statements for the period following the completion of the merger transactions. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans" and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Many risk and uncertainties are inherent in the gaming industry. Others are more specific to Harveys' operations. The occurrence of the event described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or within Harvey's control. Actual results may differ materially from expected results. All future written and verbal forward-looking statements attributable to Harveys or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Harveys and its affiliates undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.